Exhibit 99.1

Media Contact: Nicole Arena Double Forte 415.848.8103 narena@double-forte.com	Investor Contact: Seanna Allen Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA ANNOUNCES PRICE INCREASE
IN RESPONSE TO RISING COFFEE COSTS

EMERYVILLE, Calif. – September 27, 2010 - Peet’s Coffee & Tea (NASDAQ: PEET) today announced that in response to the approximate 35% rise in green Arabica coffee prices since the beginning of this year, it will raise the price on most drinks by $0.10 and on beans sold in Peet’s stores an average of 8%, effective September 29, 2010.

“The cost of coffee has risen dramatically this year and is now close to a 13-year high,” said Patrick O’Dea, president and CEO. “We’ve been successful in offsetting a significant portion of these costs, enabling us to delay action until now and keep the price increase to a minimum. Despite the rising cost of coffee on the world market, we remain committed to buying the finest-quality beans, roasting them by hand in the world’s only LEED® Gold  Certified Roastery (Leadership in Energy and Environmental Design), and delivering the freshest coffee to our customers.”

Peet’s also indicated it would selectively raise prices on packaged beans in its other channels of distribution either sometime during the company’s calendar fourth quarter or early next year.

The company today also reaffirmed its fiscal 2010 GAAP diluted earnings per share target of $1.22 to $1.25 and non-GAAP diluted earnings per share target of $1.27 to $1.30.  The non-GAAP earnings per share target excludes $0.05 of costs related to the company’s response to the subpoena it received in connection with the Federal Trade Commission’s anti-trust review of the acquisition of Diedrich Coffee by Green Mountain Coffee Roasters.

ABOUT PEET’S COFFEE & TEA

Peet’s Coffee & Tea, Inc. (PEET) is the premier specialty coffee and tea company in the United States. The company was founded in 1966 in Berkeley, Calif. by Alfred Peet. Peet was an early tea authority who later became widely recognized as the grandfather of specialty coffee in the U.S. Today, Peet’s Coffee & Tea offers superior quality coffees and teas in multiple forms, by sourcing the best quality coffee beans and tea leaves in the world, adhering to strict high quality and taste standards, and controlling product quality through its unique direct store delivery selling and merchandising system. Peet’s is committed to strategically growing its business through many channels while maintaining the extraordinary quality of its coffees and teas. For more information about Peet's Coffee & Tea, Inc., visit www.peets.com.

###

This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to 2010 forecasted earnings per diluted share. Forward-looking statements are based on management’s beliefs, as well as assumptions made by and information currently available to management, including financial and operational information, the company’s stock price volatility, and current competitive conditions. As a result, these statements are subject to various risks and uncertainties. The company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, general economic conditions, including the recent recession and its ongoing negative impact on consumer spending; the outcome of the current wage and hour litigation involving the company and potential future claims and litigation involving the company, and the company’s ability to manage its expenses related to such claims and litigation; the company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the availability and cost of high-quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended January 3, 2010. These factors may not be exhaustive. The company operates in a continually changing business environment, and new risks emerge from time to time. Any forward-looking statements speak only as of the date of this press release.